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                                                              EXHIBIT (a)(1)(D)
                                                   TRAVEL AGENCY TALKING POINTS
                                                      FOR SALES REPRESENTATIVES


TRAVEL AGENCY TALKING POINTS

     Sabre is offering to purchase the 30% of Travelocity it does not already own. Sabre currently has an approximately 70-percent ownership stake in Travelocity.

    o We expect to commence the offer on or about March 5. Documents will be filed and available through the SEC website or via Sabre investor relations.

    o Once the purchase is completed, Travelocity would become a wholly owned Sabre company. Sabre has no plans to change Travelocity's management team, strategic direction or brand.

     Since we have just announced our intention to commence a tender offer and have not yet filed the tender offer documents, providing information beyond what is in the press release or will be filed with the SEC would be inappropriate.

     Due to the very specific laws that regulate public tender offers and protect minority shareholders, we are limited to what we say and cannot comment beyond what has been publicly communicated thus far.

     Sabre's commitment to the agency channel remains strong and Sabre continues to invest heavily in products and services to help our travel agency customers thrive.

    o Our strategy is to be the leader in travel distribution across all channels, including the traditional travel agency and emerging online agency channels.

    o Sabre has undergone significant restructuring to reinvent the value it provides its customers.

    o    We've sold our airline outsourcing business.

    o    We've outsourced our data operations center to EDS.

These moves have allowed us to focus more than ever on our core business of travel marketing and distribution.

Investors, Travelocity.com Inc. stockholders and other interested parties are urged to read the tender offer documents that will be filed with the SEC by Sabre because they will contain important information. Investors, Travelocity.com Inc. stockholders and other interested parties will be able to receive such documents free of charge at the SEC's Internet website, www.sec.gov, or by contacting Investor Relations at Sabre at 3150 Sabre Drive, Southlake, Texas 76092 or via the Internet at www.sabre.com/investor.